Exhibit 99.1

For Immediate Release	Contact: Douglas J. Leech
Centra Financial Holdings/Centra Bank	[304] 581-6000
September 23, 2008
Centra Financial Holdings declares cash dividend.
Local Banking Company posts high listing in the INC. 5000
The Board of Directors of Centra Financial Holdings, parent company of Centra Bank, has declared a $0.05 cash dividend to be paid on October 1, 2008 to shareholders of record on September 19, 2008, Douglas J. Leech, Centra Chairman and CEO announced following the Board’s September meeting.
Centra stock is owned almost entirely by local individuals from, Morgantown, WV, Fayette County, PA, Martinsburg, WV and Hagerstown, MD. More than 1000 checks will be mailed to these shareholders in October. The dividend is the company’s third consecutive quarterly payment since beginning cash dividends in 2008.
Leech commented, “Despite difficulties that financial institutions are experiencing nationwide, Centra’s profitability and credit quality remains one of the strongest in the industry, with non-performing assets and net charge-off totals registering as some of the lowest in the country.”
This month’s edition of INC.Magazine, the nationally circulated business publication, listed Centra in their 2008 INC.5000 list of the fastest-growing companies in America. Their listing placed the bank at #81 in the top 5000 Financial Service Companies in the country and out of those 81, Centra ranked the fourth fastest growing bank.
Leech continued, “The road to outstanding accomplishment is always under construction. Our Centra family, the Board members and employees take the business personally and I know that they will be satisfied with nothing less than the superior financial performance that INC recognized us for.”